Exhibit 10.59

March 4, 2016
[Name
and Address]
Re:     Incentive Payment
Dear [First Name]:
On behalf of Linn Energy, LLC (together with Linn Operating, Inc., the “Company”), I am pleased to inform you that, pursuant to Section 4.5 of the Company Executive Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company has elected to accelerate the Quarterly Payment Date to March 11, 2016, with respect to your Target Incentive Award (as defined in the Plan) (the “Accelerated Payment Amount”) for the quarter ending March 31, 2016 (“First Quarter 2016”), if you agree to the terms and conditions contained in this letter agreement (the “Incentive Acceleration Agreement ”).
1.    Incentive Payment. Subject to the terms and conditions set forth herein, you will receive a payment (the “Incentive Payment”) in the amount of $[●], which equals 25% of your Target Incentive Award (as defined in the Plan) and constitutes the Accelerated Payment Amount, to be paid by the Company on March 11, 2016, subject to receipt of your countersignature on this Incentive Acceleration Agreement . Notwithstanding the foregoing, in the event your employment is terminated by the Company for Cause (as such term is defined in the Plan) or by you without Good Reason (as such term is defined in any applicable employment agreement between you and the Company, or if no such employment agreement exists, as such term is defined in Appendix A) before March 31, 2016, you will be required to repay to the Company, within ten (10) days of such termination, the Accelerated Payment Amount (net of taxes withheld from the Incentive Payment) that was paid to you. You further agree that your acceptance of the Incentive Payment terminates the Company’s payment obligations under the Plan with respect to any amounts payable for First Quarter 2016, and you release the Company from all obligations to make any additional payments for First Quarter 2016. For the avoidance of doubt, all other terms of the Plan, not specifically modified herein, will remain in full force and effect.
2.    Release. Payment of the Incentive Payment shall be conditioned upon your execution and non-revocation of the Waiver and Release of Claims Agreement, attached hereto as Exhibit A.
3.    Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
4.    No Right to Continued Employment. Nothing in this Incentive Acceleration Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
5.    Other Benefits. The Incentive Payment is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
6.    No Assignments; Successors. This Incentive Acceleration Agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Incentive Acceleration Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company will require such successor to expressly assume and agree to perform this Incentive Acceleration Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
7.    Effectiveness. This Incentive Acceleration Agreement shall be effective March 11, 2016.
8.    Governing Law. This Incentive Acceleration Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.
9.    Counterparts. This Incentive Acceleration Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
10.    Entire Agreement; Amendment. This Incentive Acceleration Agreement constitutes the entire agreement between you and the Company with respect to the Incentive Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Incentive Payment, the Award Certificates and the Plan, whether written or oral. This Incentive Acceleration Agreement may be amended or modified only by a written instrument executed by you and the Company.
11.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Incentive Payment, the intent of the parties is that the Incentive Payment be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Incentive Acceleration Agreement shall be interpreted in a manner consistent therewith.
This Incentive Acceleration Agreement is intended to be a binding obligation on you and the Company. If this Incentive Acceleration Agreement accurately reflects your understanding as to the terms and conditions of the Incentive Payment, please sign and date one copy of this Incentive Acceleration Agreement no later than March 11, 2016 and return the same to me for the Company’s records. You should make a copy of the executed Incentive Acceleration Agreement for your records.

Very truly yours,

LINN ENERGY, LLC

By:
Name:
Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Incentive Payment, and I hereby confirm my agreement to the same.

Dated:
[Name]

APPENDIX A
For purposes of the Incentive Acceleration Agreement, in the absence of an employment agreement or such term being defined in an employment agreement, “Good Reason” shall mean any of the following to which you will not consent in writing:
(a)    a reduction in your base salary;
(b)    any material reduction in your title, authority or responsibilities; or
(c)    a relocation of your primary place of employment to a location more than 50 miles from the Company’s location.
In order to terminate employment for Good Reason, you will give the Company written notice, which will identify with reasonable specificity the grounds for your resignation and provide the Company with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if the Company has cured the alleged grounds for resignation contained in the notice within 30 days after receipt of such notice, or if you give such notice to the Company more than 30 days after the occurrence of the event that you allege is Good Reason for your termination hereunder. In order for a termination to be for “Good Reason,” the Company must fail to remedy the alleged grounds for resignation within the cure period, and you must actually terminate employment with the Company and its Affiliates within 90 days after the expiration of the cure period.

EXHIBIT A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
This Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between [Employee Name] (“Employee”) and Linn Energy, LLC (together with Linn Operating, Inc., “Company”), subject to the terms and conditions set forth in this Release in reference to the Incentive Payment Letter Agreement entered into between Employee and Company, dated as of February [●], 2016 (the “Incentive Acceleration Agreement”). As used in this Release, “Company” means (i) the Company and all of its subsidiaries and affiliates and (ii) any buyer of the entities identified in (i) or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Incentive Acceleration Agreement.
As a condition to receiving the Incentive Payment contemplated in the Incentive Acceleration Agreement, Employee must execute and deliver this Release.
1.    Claims That Are Being Released.
Employee agrees that this Release constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, predecessors, successors and assigns, arising out of or related to Employee’s employment and/or the termination thereof, any agreements between Employee and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Employee signs this Release. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges and complaints in return for the Incentive Payment, as set forth in the Incentive Acceleration Agreement. This Release is intended to be as broad as the law allows and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate employees, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:
a.    Claims under the Plan, except as set forth in the Incentive Acceleration Agreement;
b.    Claims of discrimination, harassment or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Texas Labor Code and the Equal Pay Act and any and all other federal, state, municipal or local equal opportunity laws;
c.    Claims of wrongful termination of employment; statutory, regulatory and common law “whistleblower” claims; and claims for wrongful termination in violation of public policy;
d.    Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under the Company’s or its affiliates’ employee benefit plans, as applicable;
e.    Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and
f.    Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

2.    Claims That Are Not Being Released.
2.1    Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after Employee signs this Release, (c) any claims or rights with respect to the accrued base salary, (d) any claims or rights arising after Employee signs this Release that Employee may have in Employee’s capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between the undersigned and Company, (e) any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between Employee and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company or (f) any claims or rights for D&O insurance coverage.
2.2    Further, this Release will not prevent Employee from doing any of the following:
a.    Asserting any right that is created or preserved by the Incentive Acceleration Agreement or this Release; and
b.    Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf).
2.3    For the avoidance of doubt, nothing in this Release is intended to prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In addition, Employee does not need the prior authorization of the Company to make any such reports or disclosures, nor is Employee required to notify the Company that Employee has made such reports or disclosures.
3.    No Improper Acts or Decisions.
Employee acknowledges and understands that the Incentive Payment given for this Release shall not be in any way construed as an admission by Company of any improper acts or any improper employment decisions, and that Company specifically disclaims any liability on the part of itself, its agents, Employees, representatives or assigns in this regard.
4.    Effective Date.
Employee understands and acknowledges that by signing this Release, Employee is agreeing to all of the provisions stated in this Release and has read and understood each provision.
5.    Governing Law.
5.1    This Release shall be governed by the substantive laws of the State of Texas, without regard to conflicts of law, and by federal law where applicable.
5.2    If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

This Release was provided to Employee for consideration on February [●], 2016.
EMPLOYEE IS HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THIS RELEASE, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CONSULTED, OR HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF EMPLOYEE'S CHOOSING, IF ANY, AND THAT EMPLOYEE IS NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THIS RELEASE.
PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
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Employee certifies that he or she has read this Release and fully and completely understands and comprehends its meaning, purpose and effect. Employee further states and confirms that Employee has signed this Release knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Company or its representatives or agents.

Dated:
EMPLOYEE